Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS GREGORY CAPPELLI AS EXECUTIVE
VICE PRESIDENT, GLOBAL STRATEGY AND ASSISTANT TO THE CHAIRMAN

Phoenix, Arizona — April 2, 2007 – Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group”) announced that effective today, Gregory Cappelli has joined the Company as Executive Vice President of Global Strategy, and Assistant to the Executive Chairman, Dr. John Sperling. Mr. Cappelli will advise the Office of the Chairman on global strategy and corporate development, including overseeing Apollo Group’s international expansion.

Mr. Cappelli, 39, has extensive experience in the for-profit education sector where he’s been a leading research analyst for the past 13 years. Mr. Cappelli leaves Credit Suisse after 10 years of outstanding service, most recently as Managing Director and Senior Research Analyst where he founded the Credit Suisse Global Services Team. In that capacity, Mr. Cappelli led a team of analysts providing comprehensive coverage for some 100 companies representing a broad cross-section of the services economy. “We are extremely pleased to be adding one of the most well-rounded and talented individuals in the for-profit education arena to our management team,” said Dr. John Sperling, Executive Chairman of Apollo Group. “Greg brings a unique set of skills to our company including his analytical ability, and broad based knowledge of the sector, globally.” Before joining Credit Suisse, Mr. Cappelli was Vice President and Senior Research Analyst with ABN AMRO. He holds a bachelor’s degree in Economics from Indiana University and a master’s degree in business administration from the Brennan School of Business at Dominican University.

Brian Mueller, President, reiterated that given how important international expansion is to the future of the company, this move significantly strengthens the management team. “The ability to leverage the considerable marketing, operational and technical capabilities of Apollo Group combined with Greg’s background will ensure our successful move into the international space.”

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools.  The Company offers innovative and distinctive educational programs and services from high school through college level at 262 locations in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu